EXHIBIT 10.1.6

ADDENDUM II

This Addendum modifies Appendix I of the Management and Administrative Services Agreement by and between Company and Manager, dated November 1, 2003 as amended (the “Agreement”) as follows. Any capitalized terms defined in the Agreement and used herein shall have the same meaning in this Addendum as in the Agreement. Except as amended hereby, the Agreement remains in full force and effect after the date hereof and each of the parties by its execution hereof ratifies and confirms the provisions of said Agreement.

Now, therefore, in accordance with Section 8 of the Agreement and in consideration of the mutual agreements and covenants hereinafter set forth, the parties wish to amend the Agreement as follows:

Section D. of Appendix I deleted in its entirety and is replaced by the following:

D. FINANCE/ACCOUNTING

1.	General Ledger

Manager: Will design, run and maintain internal control reports (from source system to general ledger) necessary to support general ledger balances for premium and commission recorded/processed through FrontTier, and PremiumPro and cash applied at Program level. Manager will design, run and maintain internal control reports to support general ledger balances for reinsurance assumed and ceded (premium, commissionand claims) processed through Procede and cash applied.

Company: Will provide specifications to Manager for the electronic interface or information required for manual posting entries.

Note: Timing of exchange to be mutually agreed between Manager and Company.

2.	Annual Statement/Insurance Expense Exhibit/Statutory Data Calls/State Premium Taxes

Manager: Will work with the selected system vendor to provide Company with the required data (formats and internal controls reports from source systems to the Annual Statement System to be agreed) to complete the premium and unearned premium reserve and claim statistical exhibits/schedules enabling Company to complete the NAIC Convention Annual, Schedule F (Procede) and Quarterly statements, Insurance Expense Exhibit. Manager to extract data required from the Company’s system to satisfy state statutory data calls and premium taxes, such data calls and premium tax returns to be provided to Company for filing as required. Manager will recommend a premium tax software package.

Company: Company to provide forms/schedules received for Premium Taxes and statutory data calls as received from each state and will purchase premium tax software.

3.	Billing & Collection

Manager: Will handle all Program Agent premium billing (item billed on a monthly basis from Manager to Program Agent), cash application and statement reconciliation per contract terms of trade with Program Agent to include aging of outstanding receivable transactions in a format to be agreed.

Company: Will define terms of trade for Program Agents, ACH protocols to enable cash transfers from Program Agent to Company. Format of management reports to monitor outstanding receivable transactions to be mutually agreed. Establish accounting processes to communicate cash transactions to Manager to enable the Manager to properly record such transactions in the accounting systems.

4.	Financial Reporting

Manager: Will develop custom reports, as mutually agreed, to balance/control financial activity relating to premium, commission and claims data exchanged between Manager’s and Company’s systems and Program Agents.

Company: Will be provided copies of the protocols for sign off.

5.	Banking Relationships

SUA responsibility

6.	Reinsurance Accounting

Manager: Will handle all assumed/ceded reinsurance premium, commission and claim accounting (quota share or facultative), cash application and statement reconciliation per contract terms of trade to include aging of outstanding receivable transactions in a format to be mutually agreed.

Company: Will define reinsurance terms of trade (to include large loss cash calls); establish, enter and maintain reinsurance rules; and, along with the Manager, establish accounting processes to communicate cash transactions to Manager to enable the Manager to properly record such transactions in the reinsurance system. The format of management reports to monitor outstanding receivable transactions to be mutually agreed.

This Addendum may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

This Addendum shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to principles of conflicts of laws that would require application of the law of a jurisdiction other than the State of Delaware.

Signed this 10th Day of June, 2004.

COMPANY: Specialty Underwriters’ Alliance, Inc., for and on behalf of itself and its subsidiaries existing now or hereafter

BY: /s/ Courtney Smith

NAME: Courtney Smith
TITLE: President & CEO

Witnessed by:

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MANAGER: Syndicated Services Company, Inc.

BY: /s/ George P. Lagos

NAME: George P. Lagos
TITLE: President & CEO

Witnessed by: /s/ Cathy O’Neil

Cathy O’Neil

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